Exhibit 10.2

consulting AGREEMENT

This Consulting Agreement (the “Agreement”) dated June 20, 2019, is between PIN TAI (“Consultant”) and CATHAY GENERAL BANCORP, a Delaware corporation (the “Company”), CATHAY BANK, a California corporation and wholly-owned subsidiary of the Company (the “Bank” and together with the Company, “Cathay”) (collectively, the “Parties”).

For the Parties’ mutual benefit, Cathay would like to engage the services of Consultant, and Consultant would like to provide consulting services to Cathay on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cathay and Consultant agree as follows:

1.	TERM OF AGREEMENT

Subject to Consultant remaining employed by Cathay through September 30, 2020, this Agreement will become effective on October 1, 2020 and will be for a term of one year, unless terminated earlier as set forth below (“Term”). If, for any reason, Consultant is not employed by Cathay on September 30, 2020, this Agreement will not take effect and Consultant will not be entitled to receive any amounts otherwise payable hereunder.

2.	Consultant’s Services

a.     Services. Consultant agrees to advise and consult with Cathay as requested by the Chief Executive Officer of Cathay from time to time during the Term (“Services”).

b.     Conflicts; Competition. Consultant may not perform services for any other financial institutions without the prior written permission of Cathay. In addition, during the Term, Consultant shall not solicit or induce any Cathay customer to stop or reduce its business with Cathay and shall not provide services as a consultant, employee, owner, advisor, or in any other capacity to any person or entity that competes, directly or indirectly, with the business of Cathay, including, but not limited to (i) soliciting or inducing any Cathay customers to do business with another financial institution; or (ii) providing services to or entering into employment with another financial institution without the express written permission of Cathay.

3.	Fees

Cathay shall pay Consultant a fee of up to Two Hundred Ninety Six Thousand Five Hundred Twelve Dollars ($296,512.00) as follows: Provided that Consultant is in compliance with his obligations under this Agreement and the Agreement has not been earlier terminated, Cathay shall pay Consultant One Hundred Forty Eight Thousand Two Hundred Fifty Six Dollars ($148,256.00) on March 31, 2021. Provided that (i) Consultant is in compliance with his obligations under this Agreement, (ii) the Agreement has not been earlier terminated, and (iii) Consultant signs and does not revoke the Release as described in Section 13, Cathay shall pay Consultant an additional One Hundred Forty Eight Thousand Two Hundred Fifty Six Dollars ($148,256.00) in October 2021. Cathay shall also reimburse Consultant for reasonable expenses, pre-authorized in writing by the Chief Executive Officer, incurred in the course of providing the Services. Consultant shall be responsible for all other expenses incurred in connection with the performance of the Services.

4.	TERMINATION

a.     Default or Breach. If either Party defaults in the performance of this Agreement or materially breaches any of its provisions, the non-breaching Party may terminate this Agreement by giving written notification to the breaching Party. Termination will be effective five (5) days after written notification is provided by the non-breaching party to the party in breach if the breach is not cured. For purposes of this section, material breach of this Agreement includes, but is not be limited to the following: (i) failure of Consultant to provide the Services; (ii) failure of Cathay to pay for Consultant’s Services within forty five (45) days after receipt of Consultant’s written demand for payment in accordance with the notice provisions set forth below; or (iii) failure of Consultant to comply with Section 8 regarding Confidential Information, Section 2(b) regarding conflicts of interest and competition, and Section 10 regarding Non-Solicitation. For the avoidance of doubt, the failure of this Agreement to take effect as a result of Consultant not being employed by Cathay on September 30, 2020 will in no event constitute a default or breach by Cathay, regardless of the circumstances of Consultant’s termination from such employment.

b.     Other Grounds. This Agreement terminates automatically on the occurrence of any of the following events: (i) the end of the Term; or (ii) death or dissolution, as applicable, of either Party.

c.     Parties’ Obligations upon Termination. In the case of a default or breach by Consultant as described in Section 4(a) or upon the expiration of the Term, Cathay shall pay Consultant any fees that are due and payable on the date of termination. Thereafter, Cathay’s obligations hereunder shall cease. Consultant acknowledges and agrees that all Cathay property, Confidential Information (as defined below) and equipment shall be promptly returned upon termination of the Term as set forth in Section 8(b). In the case of a default or breach by Cathay as described in Section 4(a), Cathay will remain obligated to provide Consultant with the consideration provided for in this Agreement, subject to the terms and conditions set forth in this Agreement, including the terms and conditions set forth in Section 13.

5.	Notices

All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or two (2) business days after mailing at any general or branch United States Post Office, by registered or certified mail postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:

Cathay’s Notice Address: Cathay General Bancorp 9650 Flair Drive, 8th Floor El Monte, California 91731 Attn: General Counsel	Consultant’s Notice Address ______________________________ ______________________________

6.	Relationship of the Parties and Consultant’s covenants

a.     Independent Contractor Status; No Employee Benefits. Consultant shall be an independent contractor. Consultant does not have, nor shall Consultant hold himself out as having, any authority to create any contract or obligation, express or implied, which is binding upon Cathay. Consultant agrees that he will not at any time, before any court, tribunal, administrative body or governmental agency or authority, assert or attempt to assert an employment relationship with Cathay Except for any benefits earned by Consultant during his tenure as an employee of Cathay that survived the termination of that employment as set forth in the Employment Agreement, Consultant shall not be entitled to any benefits accorded to Cathay’s employees, including workers’ compensation, disability insurance, retirement plans, or vacation or sick pay. Consultant agrees he will not apply for any government-sponsored benefits that are intended to apply to employees. Consultant shall be solely responsible for all tax returns and payments required to be filed with or made to any governmental agency or authority with respect to Consultant’s performance of the Services and receipt of fees under this Agreement. Consultant hereby agrees to indemnify, hold harmless and defend Cathay against any and all such liability, taxes or contributions, including, without limitation, any penalties, interest, or other amounts assessed against Cathay related to the payments made hereunder.

b.     Compliance with Laws. Consultant shall comply with all applicable laws in connection with or related to the performance of the Services.

7.	Defense and IndemnitY

a.     Indemnification of Cathay by Consultant. Consultant agrees to indemnify, defend, and hold harmless Cathay, and Cathay’s officers, directors, employees and shareholders, from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees and costs (collectively, “Claims”), that Cathay may incur or suffer that result from, or are related to, any breach or failure of Consultant to perform any of the covenants, representations, warranties, and agreements in this Agreement.

b.     Indemnification of Consultant by Cathay. Cathay agrees to indemnify, defend, and hold harmless Consultant from and against any and all Claims that Consultant may incur or suffer arising from the performance of the Services, except to the extent arising from Consultant’s gross negligence, reckless or willful misconduct, or breach or failure to perform any of the covenants, representations, warranties, and agreements in this Agreement.

8.	NON-DISCLOSURE OF CONFIDENTIAL Information

a.     Confidential Information Defined. Consultant acknowledges that Cathay and its affiliates may disclose Confidential Information to Consultant during the Term to enable him to perform the Services. Consultant agrees that, except as required by law, regulatory directive, or judicial order, he will not, without the prior written consent of Cathay, during the Term or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any Confidential Information of Cathay or any of its affiliates. For purposes of this Agreement, “Confidential Information” shall include, but not be limited to, any and all trade secrets, records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, or financial information of Cathay or any of its affiliates, plans, or any other information of whatever nature in the possession or control of Cathay which has not been published or disclosed to the general public (other than by acts of Consultant or his agents in violation of this Agreement), or which gives to Cathay or any of its affiliates an opportunity to obtain an advantage over competitors who do not know of or use it.

b.     Return of Property. Upon termination of the Term for any reason, Consultant shall be obligated to promptly return to Cathay—and not retain any copies of—all Cathay property, including, without limitation, all documents and data in whatever form maintained, Confidential Information, computer hardware or software, files, papers, memoranda, correspondence, client lists, employee information, financial records and information, credit cards, keys, access cards, tape recordings, pictures and any other items of any nature which were or are the property of Cathay.

9.	Non-Solicitation of Employees

During the Term, Consultant shall not, directly or indirectly solicit, recruit, induce, or encourage any person who is an employee of Cathay to terminate his or her employment with Cathay or to become an employee of any organization with which Consultant may become affiliated, or cause or influence any organization with which Consultant may become affiliated to do the same; provided, however, that nothing in this Section 9 shall prohibit Consultant or any organization with which Consultant may become affiliated from engaging in any general solicitation not targeted at any employee of Cathay, including any non-directed executive searches or placing general advertisements for employees in newspapers or other media of general circulation.

10.	ENFORCEMENT

Consultant acknowledges that a breach of his covenants and agreements contained in Sections 2(b), 8 or 9 would cause irreparable damage to Cathay and its subsidiaries and affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, Consultant agrees that if he breaches or threatens to breach any of the covenants or agreements contained in this Sections 2(b), 8 or 9, then in addition to any other remedy which may be available at law or in equity, Cathay and its subsidiaries and affiliates shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive and other equitable relief to prevent the breach or any threatened breach thereof without bond or other security or a showing of irreparable harm or lack of an adequate remedy at law.

11.	dispute resolution/arbitration

(a)     Arbitrable Claims.

(i)     To the fullest extent permitted by law, and except as otherwise provided in this Agreement, any and all claims or controversies between Consultant and Cathay (or between Consultant and any present or former officer, director, agent, or employee of Cathay or any parent, subsidiary, or other entity affiliated with Cathay) relating in any manner to this Consulting Agreement or the termination of the Consulting Agreement or Consultant’s consultancy shall be resolved by final and binding arbitration (“Arbitrable Claims”).

(ii)     Arbitrable Claims shall include, but not be limited to, contract claims, tort claims, statutory claims and regulatory claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, and the California Labor Code and orders of the Industrial Welfare Commission. .

(iii)     Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims.

(iv)     Notwithstanding the foregoing, Arbitrable Claims shall not include claims precluded by law from agreements for pre-dispute arbitration (“Excluded Claims”), and nothing herein shall prevent Consultant or Cathay from seeking provisional relief pursuant to California Code of Civil Procedure section 1281.8, including injunctive relief, in a court of competent jurisdiction as set forth in Section 12(c).

(b)     Arbitration Procedure.

(i)     Except as specifically provided in this Section, any arbitration proceeding shall be conducted in accordance with the then current JAMS Comprehensive Arbitration Rules and Procedures (the “Arbitration Rules”) to the extent not inconsistent with this Section. The Arbitration Rules are available for review at http://www.jamsadr.com/rules-comprehensive-arbitration/.

(ii)     Arbitration shall be initiated by the aggrieved party giving all other party written notice as described in this paragraph (“Notice of Dispute”). Written notice of a claim by Consultant shall be mailed by certified or registered mail, return receipt requested, to Cathay General Bancorp, Attn: General Counsel at 9650 Flair Drive, 8th Floor, El Monte, California 91731. Written notice of a claim by Cathay shall be mailed to the notice address of the Consultant. The Notice of Dispute shall identify and describe the nature of all claims asserted, the facts upon which such claims are based, and the relief sought.

(c)     Arbitrator Selection and Authority.

(i)     A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties; however, if the parties are unable to agree upon an arbitrator within sixty (60) days after date of the Notice of Dispute, then a neutral and impartial arbitrator shall be appointed in accordance with the Arbitration Rules. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, except that a court and not the arbitrator shall determine arbitrability and whether all or any part of this Agreement is void or unenforceable. The arbitrator’s authority shall include the authority to rule on a motion to dismiss and/or summary judgment by either party, and the arbitrator shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which any decision or award is based. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same individual remedies, that would apply if the claims were brought in a court of law.

(ii)     The arbitrator shall also have the authority to award costs to the prevailing party as provided by applicable law to the same extent as a court. Otherwise, each party shall pay its own costs and attorney’s fees.

(iii)     The arbitrator shall not have the authority to adjudicate class, collective, or representative claims (including without limitation claims under the California Private Attorneys General Act on behalf of any person other than Consultant individually), to award any class, collective, or other representative relief on behalf of any person other than Consultant, or, without all parties’ consent, to consolidate the claims of two or more individuals, or otherwise preside over any form of a class, collective, or other representative proceeding.

(d)     Actions to Compel Arbitration or Enforce Award. Either Consultant or Cathay may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit in any way related to any Arbitrable Claim.

(e)     Location of Arbitration. All arbitration hearings under this Agreement shall be conducted in Los Angeles County, California, unless otherwise agreed by the parties.

(f)     Waiver of Jury Trial. The Parties understand and agree that by entering into this Agreement, they are each waiving the right to a trial by jury.

(g)     Waiver of Class, Representative, and Collective Claims. To the fullest extent permitted by law, Consultant and Cathay each waives any right either may have to bring any class, collective, or representative action against the other party, whether in arbitration, in court, or otherwise, or to participate as a member of any class or collective action against the other party (“Waived Claims”).

(h)     Bifurcation and Stay. If a court or an arbitrator determines in any proceeding between the Parties that any such claims cannot be waived, then the non-waivable claims shall be adjudicated in court or such other forum as provided by law and not in arbitration.

(i)     Applicable Law. This arbitration provision shall be governed by the Federal Arbitration Act and, to the extent permitted by such Act, the laws of the State of California. In the event either party asserts against the other party in a judicial forum both Arbitrable Claims and also Excluded Claims and/or Waived Claims, then such claims shall be bifurcated as follows: (a) Arbitrable Claims shall be subject to arbitration and (b) all Excluded Claims and any Waived Claims that a court or arbitrator in any proceeding between the Parties determines cannot lawfully be waived shall be adjudicated in court or such other forum as provided by law and not in arbitration. To the extent permitted by law, all such claims to be adjudicated outside of arbitration shall be stayed for the duration of the arbitration proceedings.

12.	miscellaneous provisions

a.     Assignment; Entire Agreement; Amendments; Waivers. Consultant agrees that he will render the Services and will not assign, delegate or transfer the responsibility of providing such Services to Cathay pursuant to this Agreement. Cathay may assign or otherwise transfer this Agreement to its affiliates, subsidiaries or other successors to all or substantially all assets of Cathay. This Agreement constitutes the complete and exclusive statement of its terms and no extrinsic evidence whatsoever may be introduced involving this Agreement. This Agreement supersedes all prior agreements and may not be contradicted by evidence of any prior or contemporaneous agreement, except as expressly set forth in this Agreement. This Agreement shall not be amended or modified in any way except by an instrument in writing executed by the Parties.

b.     Severability; Enforcement. If any provision of this Agreement, or the application thereof to any person, place, or circumstance, shall be held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect, and such provision shall be enforced to fullest extent consistent with applicable law. Except as otherwise provided, the validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of California.

c.     Jurisdiction and Venue. In connection with any dispute between the Parties that is not subject to arbitration, each of the Parties irrevocably submits to the exclusive jurisdiction of any federal or state court located in the State of California, County of Los Angeles, and each of the Parties agrees that any such action must be commenced only in a federal or state court located in the State of California, County of Los Angeles. The Parties irrevocably waive any objection which he or it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Parties irrevocably consent to the service of process in any such suit, action or proceeding by sending the same by certified mail, return receipt requested, or by recognized overnight courier service, to the notice address of such party.

13.	general release of claims

In consideration of valuable consideration to which Consultant is not otherwise entitled, including without limitation, Cathay’s promises set forth in this Agreement, the sufficiency of which Consultant acknowledges, Consultant agrees that on or after the last day of the Term as prescribed by Cathay, Consultant will execute a general release of claims in form and substance satisfactory to Cathay (the “Release”). Consultant acknowledges that his right to the second payment of One Hundred Forty Eight Thousand Two Hundred Fifty Six Dollars ($148,256.00) referenced in Section 3 is expressly conditioned upon this Agreement not being terminated prior to the end of the Term by either party (except for a termination due to Cathay’s breach or default) and upon Consultant’s execution and non-revocation of the Release.

14.	Acknowledgement

The Parties acknowledge that: (i) they have each had the opportunity to consult with independent counsel of their own choice concerning this Agreement and have done so to the extent they deem necessary, and (ii) they each have read and understand the Agreement, are fully aware of its legal effect, and have entered into it voluntarily and freely based on their own judgment and not on any promises or representations other than those contained in the Agreement.

[Signature Page Follows]

The Parties have duly executed this Agreement as of the date first written above.

CATHAY GENERAL BANCORP

By:      /s/ Dunson K. Cheng
Name:  Dunson K. Cheng
Title:  Executive Chairman

CATHAY BANK

By:      /s/ Dunson K. Cheng
Name:  Dunson K. Cheng
Title:  Executive Chairman

CONSULTANT

By:     /s/ Pin Tai

         Pin Tai